                                  EXHIBIT 3.1

                           ARTICLES OF INCORPORATION
                                      OF
                              AMTECH CORPORATION
                              ------------------


                                   ARTICLE I

     The name of the Corporation is Amtech Corporation.


                                  ARTICLE II

     The period of its duration is perpetual.


                                   ARTICLE III

     The purpose for which the Corporation is organized is to engage in any act, activity or business for which corporations may be organized under the Texas Business Corporation Act, as the same exists or may hereafter be amended; provided, however, the Corporation shall not be authorized to transact any business in this State which is prohibited by Article 2.01-B of the Texas Business Corporation Act.


                                  ARTICLE IV

     The total number of shares of capital stock which the Corporation shall have the authority to issue is Ten Million (10,000,000) shares of Common Stock, $.0l par value, and Ten Million (10,000,000) shares of Preferred Stock, $1.00 par value. The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the Preferred Stock from time to time in one or more series, to establish the number of shares to be included in each series, and to fix the designations, powers, relative rights, qualifications, preferences, limitations and restrictions of the shares of each such series not fixed hereby.


                                   ARTICLE V

     No stockholder of the Corporation shall, by reason of his holding shares of any class of capital stock of the Corporation, have any preferential right to purchase or subscribe to any shares of any class of capital stock of the Corporation, or any notes, debentures, bonds, warrants, options or other securities of the Corporation, now or hereafter to be authorized.

                                  ARTICLE VI

     Cumulative voting for the election of directors shall be permitted.


                                  ARTICLE VII

     The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least One Thousand Dollars ($1,000.00), consisting of money, labor done or property actually received.


                                 ARTICLE VIII

     The address of the initial registered office of the Corporation is 4514 Cole Avenue, Suite 1200, Dallas, Texas 75205, and the name of its initial registered agent at such address is G. Russell Mortenson.


                                  ARTICLE IX

     The number of directors from time to time constituting the Board of Directors of the Corporation shall be fixed in the manner provided in the Bylaws of the Corporation. The number of directors constituting the initial Board of Directors is four (4), and the names of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are duly elected and qualified are as follows:

              Name                                   Address
     ------------------------                ------------------------

     David P. Cook                           4514 Cole Avenue
                                             Suite 1200
                                             Dallas, Texas 75205

     Kenneth W. Anderson                     4514 Cole Avenue
                                             Suite 1200
                                             Dallas, Texas 75205

     Michael P. Corboy                       4514 Cole Avenue
                                             Suite 1200
                                             Dallas, Texas 75205

     Gary L. Seawright                       2530 Camino Entrada
                                             Santa Fe, New Mexico 87505


                                   ARTICLE X

     The incorporator is G. Russell Mortenson, whose mailing address is 4514 Cole Avenue, Suite 1200, Dallas, Texas 75205.

                                  ARTICLE XI

     A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except liability for (i) any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) any transaction from which the director derived any improper personal benefit, (iv) any act or omission where the liability of the director is expressly provided for by statute; or (v) any act related to an unlawful stock repurchase or payment of a dividend. If the Texas Business Corporation Act or other applicable law of the State of Texas is amended after the filing of these Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Texas Business Corporation Act or other applicable law of the State of Texas, as so amended.

     Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.


                                  ARTICLE XII

     A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Texas Business Corporation Act or other applicable law of the State of Texas, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except for a proceeding brought by an indemnitee to enforce his rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this
Article XII shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Texas Business Corporation Act or other applicable law of the State of Texas requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.

     B. If a claim under this Article XII is not paid in full by the Corporation within a reasonable time after a written claim has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Texas Business Corporation Act or other applicable law of the State of Texas. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification met the applicable standard of conduct set forth in the Texas Business Corporation Act or other applicable law of the State of Texas, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article XII or otherwise shall be on the Corporation.

     C. The rights to indemnification and to the advancement of expenses conferred in this Article XII shall not be exclusive of any other right which any person may have or hereafter acquire under these Articles of Incorporation or any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

     D. The Corporation may maintain insurance, at its expense, to protect itself and any director or officer of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Texas Business Corporation Act or other applicable law of the State of Texas.

     E. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article XII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.


                                 ARTICLE XIII

     The initial Bylaws of the Corporation shall be adopted by the Board of Directors. The power to alter, amend or repeal the Bylaws or adopt new Bylaws is vested in the Board of Directors.


     IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 28th day of January, 1988

                                             /s/ G. RUSSELL MORTENSON
                                             -----------------------------------
                                             G. Russell Mortenson, Incorporator

STATE OF TEXAS      (S)
                    (S)
COUNTY OF DALLAS    (S)

     Before me, a Notary Public, on this day personally appeared G. Russell Mortenson, known to me to be the person whose name is subscribed to the foregoing document, and being by me first duly sworn, declared that the statements therein contained are true and correct.

     Given under my hand and seal of office this 28th day of January, 1988.


                                             /s/ CHERYL M. SMITH
                                             -----------------------------------
[NOTARY SEAL APPEARS HERE]                   Name (Printed)
                                                           --------------------
                                             Notary Public, State of Texas
My commission expires:

--------------------------

                         CERTIFICATION OF DESIGNATION
                           OF RIGHTS AND PREFERENCES
                             OF THE 7% CUMULATIVE
                         CONVERTIBLE PREFERRED STOCK,
                                $1.00 PAR VALUE
                            OF AMTECH CORPORATION

                                --------------

                        Pursuant to Article 2.13 of the
                        Texas Business Corporation Act


     AMTECH CORPORATION, a corporation organized and existing under the Texas Business Corporation Act (the "Corporation"), does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, and pursuant to the provisions of Article 2.13 of the Texas Business Corporation Act, the Board of Directors of the Corporation duly adopted a resolution by unanimous written consent dated as of February 1, 1988, providing for the issuance of a series of Five Hundred Thousand (500,000) shares of 7% Series A Cumulative Convertible Preferred Stock, $1.00 par value, which resolution is as follows:

          RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of this Corporation in accordance with the provision of its Articles of Incorporation, a series of Preferred Stock of the Corporation be, and it hereby is, given the distinctive designation of "7% Series A Cumulative Convertible Preferred Stock, $1.00 Par Value" (hereinafter referred to as the "Series A Preferred Stock"), said series to consist of Five Hundred Thousand (500,000) shares of the par value of one dollar ($1.00) per share, of which the voting powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, shall be as follows:

          1.   Dividends on Series A Preferred Stock.

               The holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of the funds of the Corporation legally available therefor, cumulative dividends at the annual rate of 7% per share, payable quarterly on the 15th day of January, April, July and October in each year. Such dividends shall be payable in shares of the Series A Preferred Stock. For purposes of such dividends, the value of a share of the Series A Preferred Stock shall be deemed to be $9.55 per share. If the dividend on the Series A Preferred Stock for any dividend period shall not have been paid or set apart in full for the Series A Preferred Stock, the aggregate deficiency shall be cumulative and shall be fully paid or set apart for payment before any dividends shall be paid upon or set apart for the Common Stock of the Corporation. Accumulations of dividends on the Series A Preferred Stock shall bear interest at the rate of 7% per annum. The initial dividend paid after the date of original issuance of any shares of Series A Preferred Stock shall accrue from such date of issuance.

          2.   Redemption of Series A Preferred Stock.

               (a) The Series A Preferred Stock shall be redeemable, in whole or in part, at the option of the Corporation by resolution of its Board of Directors, at any time at the redemption price of $9.55 per share plus all dividends accrued and unpaid on such Series A Preferred Stock up to the date fixed for redemption, along with accrued and unpaid interest thereon, upon giving the notice hereinafter provided.

               (b) In the event that less than the entire amount of the Series A Preferred Stock outstanding is redeemed at any one time, then a pro rata portion of the shares of the Series A Preferred Stock held by each holder of Series A Preferred Stock shall be redeemed. Not less than thirty (30) nor more than sixty (60) days prior to the date fixed for redemption of the Series A Preferred Stock or any part thereof, a notice specifying the time and place thereof shall be given by mail to the holders of record of the shares of Series A Preferred Stock selected for redemption at their respective addresses as the same shall appear on the stock books of the Corporation, but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for redemption. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice. Upon the redemption date stated in the redemption notice of the Corporation or the exercise notices of a holder of shares of Series A Preferred Stock, or upon such earlier date as the Board of Directors shall designate for payment of the redemption price

          (unless the Corporation shall default in the payment of the redemption price as set forth in such notice), the holders of shares of Series A Preferred Stock to be redeemed shall cease to be shareholders with respect to the shares that have been redeemed and shall have no interest in or claim against the Corporation by virtue thereof, other than the right of the holders thereof to exercise the privilege of conversion, if any, not theretofore expiring, and shall have no voting or other rights with respect to such shares except the right to receive the moneys payable upon such redemption from the Corporation or otherwise, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of the certificates therefor, and the shares represented thereby shall no longer be deemed to be outstanding. After giving any notice of redemption by the Corporation of its redemption right and prior to the close of business on the tenth (10th) calendar day prior to the redemption date as hereinafter provided, the holders of Series A Preferred Stock so called for redemption may convert such stock into Common Stock of the Corporation in accordance with the conversion privileges set forth in
          Section 4 hereof.

          3.   Priority of Series A Preferred Stock in Event of Dissolution.

               In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Series A Preferred Stock shall be entitled to receive out of the remaining net assets of the Corporation, $9.55 per share of the Preferred Stock in cash for each share of Series A Preferred Stock, plus an amount equal to all dividends accrued and unpaid on each such share up to the date fixed for distribution along with accrued and unpaid interest thereon, before any distribution shall be made to the holders of any other shares of capital stock of the Corporation. After payment in full to the holders of the Series A Preferred Stock of the amounts distributable to them as aforesaid, the holders of the other shares of capital stock of the Corporation shall be entitled, to the exclusion of the holders of the Series A Preferred Stock, to share in the remaining assets of the Corporation in the manner set forth in the Articles of

          Incorporation and the Texas Business Corporation Act.

               Neither the consolidation nor merger of the Corporation with or into any other corporation, nor any sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation, shall be deemed to be a voluntary liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3.

          4.   Conversion of Series A Preferred Stock.

               (a) Each share of the Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the third anniversary of the date of initial issuance of any shares of Series A Preferred Stock, into shares of Common Stock.

               (b) For each share of Series A Preferred Stock converted as provided in Section 4(a) above, the Corporation shall deliver to the holder thereof one share of Common Stock. The Corporation shall not be required, in connection with any such conversion, to issue a fraction of a share of its Common Stock nor to deliver any stock certificate representing a fraction thereof, but in lieu thereof, the Corporation may make a cash payment equal to the product determined by multiplying the effective per share conversion price by such fraction. The term "effective per share conversion price" as used herein is defined to mean $9.55 per share.

               (c) Any holder of the Series A Preferred Stock electing to convert pursuant to Section 4(a) above shall deposit the certificates for the Series A Preferred Stock at the Corporation's principal office, with the form of written notice to the Corporation endorsed on such certificates of his election to convert such Series A Preferred Stock into Common Stock duly filled out and executed. The conversion right in respect of any such Series A Preferred Stock shall be deemed to have been exercised at the date on which the certificates therefore, with such notice of election duly filled out and executed, shall have been so deposited, and the person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such Common Stock on such date; provided, however, that the conversion right in respect of any certificate so deposited after the close of business on any day shall not be deemed to have been exercised until the next succeeding business day. As soon as practicable, and in any event within ten business days after the date of conversion of any Series A Preferred Stock into Common Stock pursuant to Section 4(a) above, the Corporation shall deliver to the person entitled thereto, certificates representing the shares of Common Stock and the cash, if any, to which such person shall be entitled on such conversion. The Corporation, as a condition to the exercise of such rights of conversion, may require the payment of a sum equal to any transfer tax or other governmental charge (but not including any tax payable upon the issue of stock deliverable upon such conversion) that may be imposed or required by law, upon any transfer incidental or prior thereto, or the submission of proper proof that the same has been paid;

               (d) The number of shares of Common Stock into which, under the conversion ratio stated in Section 4(b) above, each share of the Series A Preferred Stock is convertible, is based upon an assigned conversion ratio of one to one and an assigned conversion value of the Common Stock of $9.55 per share (the "basic conversion value"). Such conversion ratio and such basic conversion value shall be subject to adjustment from time to time in certain instances, as follows:

                    (i) In case the Corporation shall at any time issue any of its Common Stock as a dividend or in subdivision of outstanding Common Stock, by reclassification or otherwise, the number of shares of Common Stock in the conversion ratio then in effect shall be increased proportionately and the basic conversion value shall be decreased proportionately, and in like manner, in case of any combination of Common Stock, by reclassification or otherwise, such number of shares of Common Stock in the conversion ratio shall be proportionately reduced and the basic conversion value shall be increased proportionately.

                    (ii) In case of any capital reorganization other than in the cases referred to in subparagraph (i) of this paragraph (d), or reclassification of the capital stock of the Corporation or in case of the merger or consolidation of the Corporation with another corporation, there shall thereafter be deliverable upon the conversion of a share of the Series A Preferred Stock (in lieu of the number of shares of Common Stock theretofore deliverable) the number of shares of stock or other securities or property to which the holder of the number of shares of Common Stock of the Corporation which would otherwise have been deliverable upon the conversion of such share of the Series A Preferred Stock at the time would have been entitled upon such capital reorganization or reclassification of capital stock, merger or consolidation, and in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to rights and interests thereafter of the holders of the Series A Preferred Stock to the end that the provisions set forth herein shall thereafter be applicable, as nearly as possible, in relation to any shares or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

                    (iii) If at any time after the date of issuance of the Series A Preferred Stock the Corporation issues any additional shares of Common Stock and sells such shares for cash at a price per share which is less than the basic conversion value thereof then in effect, or issues for property or services having a fair value that is less per share than the basic conversion value thereof then in effect, the basic conversion value shall then be adjusted in the following manner:
          There shall be added to the aggregate value (based on the basic conversion value then in effect) of the number of shares of Common Stock outstanding immediately prior to such sale or issue, the aggregate amount of money and/or the fair value in money of the property or services actually received by the Corporation from the sale and/or issue of such additional shares, and the resulting sum shall be divided by the number of shares of Common Stock outstanding immediately prior to such sale and/or issue, increased by the aggregate number of additional shares of Common Stock so sold and/or issued, and the quotient resulting from such division shall then become the basic conversion value, and shall result in an adjustment in the conversion ratio in the manner provided in Section 4(d)(v) below.

                    (iv) If at any time after the date of issuance of the Series A Preferred Stock the

          Corporation grants any right or option to purchase shares of Common Stock, or issues any security convertible into or exchange for shares of Common Stock, at a price or value per share of less than the basic conversion value, then the basic conversion value shall be adjusted in the same manner as provided in Section 4(d)(iii) as if all the shares of Common Stock issuable upon the exercise of such right or option, or into which such security is convertible or exchangeable, had been issued at such right or option exercise price or such conversion or exchange value per share.

                    (v) Upon the adjustment of the basic conversion value, as provided in Sections 4(d)(iii) and (iv) above, the conversion ratio at the time in effect shall be adjusted in the following manner: The number of shares of Common Stock into which each share of Series A Preferred Stock is then convertible shall be divided by a fraction, the numerator of which shall be the basic conversion value after said adjustment and the denominator of which shall be the basic conversion value immediately prior to said adjustment, and the quotient resulting therefrom shall be the adjusted conversion ratio.

                    (vi) Upon conversion of each share of Series A Preferred Stock, all dividends accrued thereon shall be paid in shares of Series A Preferred Stock on the basis of $9.55 per share to the holder thereof at such time or times as funds are legally available therefor.

               (e)  In case at any time:

                    (i) the Corporation shall declare any dividend payable in cash or in shares upon its Common Stock or make any distribution to the holders of its Common Stock; or

                    (ii) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of any class or any other rights; or

                    (iii) of any capital reorganization, or reclassification of the shares of the Corporation or of the merger or consolidation of the Corporation with another corporation; or

                    (iv) of the voluntary dissolution, liquidation or winding up of the Corporation;

          then, and in any one or more of said cases, the Corporation shall cause at least twenty days' prior notice to be mailed to the holders of record of the outstanding Series A Preferred Stock of the date on which (x) a record date for such dividend, distribution or subscription rights, or (y) such capital reorganization, reclassification, merger, consolidation, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the date as of which holders of record of Common Stock shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such capital reorganization, reclassification, merger, consolidation, dissolution, liquidation, or winding up, as the case may be.

               (f) In each case where reference is made to the Common Stock of the Corporation in these provisions, unless a different intention is expressed, such reference is to the class of Common Stock of the Corporation as such class of stock exists at the date of the adoption of these provisions, or stock into which the same may be changed from time to time.

               (g) So long as any shares of the Series A Preferred Stock shall remain outstanding and the holders thereof shall have the right to convert said shares in accordance with the provisions of this Section 4, the Corporation will at all times reserve from the authorized and unissued shares of its Common Stock a sufficient number of shares to provide for such conversions, and will take such other corporate action as may be necessary from time to time in order that it may validly and legally issue fully paid and non-assessable shares of such Common Stock upon conversion of the Series A Preferred Stock.

          5. Any shares of the Series A Preferred Stock which shall have been converted into Common Stock in accordance with the provisions of Section 4 shall assume the status of authorized but unissued Preferred Stock and shall not be reissued as shares of the Series A Preferred Stock.

          6. The number of shares of Series A Preferred Stock may not be increased.

          7. In no event shall any other series of the Preferred Stock, $1.00 par value, of the Corporation be created that shall be preferred over the Series A Preferred Stock in the right to receive dividends and to participate in the assets of the Corporation upon liquidation of the Corporation.

          8. So long as any shares of the Series A Preferred Stock shall remain outstanding, the holders thereof, voting separately as a class, shall have the right and power and shall be entitled to vote upon any amendment to the Articles of Incorporation of the Corporation.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by G. Russell Mortenson, its President, and attested by Phillip A. Wylie, its Secretary, this ____ day of March, 1988.


                                             AMTECH CORPORATION




                                             By  /s/ G. RUSSELL MORTENSON
                                               ---------------------------------
                                               G. Russell Mortenson,
                                               President



ATTEST:



By  /s/ PHILLIP A. WYLIE
  --------------------------------------
  Phillip A. Wylie
  Secretary

                             ARTICLES OF AMENDMENT

                                    TO THE

                           ARTICLES OF INCORPORATION

                                      OF

                              AMTECH CORPORATION

          Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

                                  ARTICLE ONE

          The name of the corporation is Amtech Corporation.

                                  ARTICLE TWO

          The following amendment to the Articles of Incorporation was adopted by each of the shareholders of the corporation by signed Waiver and Consent, and relates to an increase in the authorized shares of Common Stock. The amendment alters Article IV of the Articles of Incorporation, and the full text of Article IV as amended is as follows:

                                  ARTICLE IV.

          The total number of shares of capital stock which the Corporation shall have the authority to issue is Thirty Million (30,000,000) shares of Common Stock, $.01 par value, and Ten Million (10,000,000) shares of Preferred Stock, $1.00 par value. The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of Preferred Stock from time to time in one or more series, to establish the number of shares to be included in each series, and to fix the designations, powers, relative rights, qualifications, preferences, limitations and restrictions of the shares of each such series not fixed hereby.

                                 ARTICLE THREE

          The following amendment to the Articles of Incorporation was adopted by each of the shareholders of the corporation by signed Waiver and Consent, and relates to cumulative voting. The amendment alters Article VI of the Articles of Incorporation, and the full text of Article VI as amended is as follows:

                                  ARTICLE VI.

          No shareholder of the Corporation will be entitled to cumulative voting with respect to the election of directors.

                                 ARTICLE FOUR


          The number of shares of the Corporation outstanding at the time of such adoption was:

          No. of Shares                      Class/Series
          -------------    -----------------------------------------------------

              824,762 7% Series A Cumulative Convertible Preferred Stock 144,006 7% Series B Cumulative Convertible Preferred Stock 144,006 7% Series C Cumulative Convertible Preferred Stock
            3,474,649      Common Stock

          The number of shares entitled to vote thereon was:

          No. of Shares                      Class/Series
          -------------    -----------------------------------------------------
              824,762      7% Series A Cumulative Convertible Preferred Stock
              144,006      7% Series B Cumulative Convertible Preferred Stock
              144,006      7% Series C Cumulative Convertible Preferred Stock
            3,474,649      Common Stock

                                 ARTICLE FIVE

          The holders of all of the shares outstanding and entitled to vote on said amendments have each signed a Waiver and Consent adopting said amendments. Dated November 7, 1989.

                                             AMTECH CORPORATION

                                             /s/ PHILLIP A. WYLIE
                                             -----------------------------------
                                                        Secretary


                                      -2-